SCHEDULE 14A
                               (Rule 14a-101)
                  Information Required In Proxy Statement
                          Schedule 14A Information
        Proxy Statement Pursuant to Section 14(a) of the Securities
                            Exchange Act of 1934



 Filed by the Registrant (X)
 Filed by a Party other than the Registrant ( )
 Check the appropriate box:
 ( ) Preliminary Proxy Statement
 ( ) Confidential, for use of the Commission Only (as permitted by
       Rule 14a-6(e)(2))
 ( ) Definitive Proxy Statement
 ( ) Definitive Additional Materials
 (X) Soliciting Material Pursuant to Rule 14a-11 (c) or Rule 14a-12


                               DESIGNS, INC.
  -------------------------------------------------------------------------
              (Name of Registrant as Specified In Its Charter)


  -------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)







 FOR IMMEDIATE RELEASE


 For Information, Contact:


                   Carolyn R. Faulkner, Vice President,
                   Chief Financial Officer and Treasurer
                   Designs, Inc.
                   (781) 444-7222

                   Shareholder Information Line
                   1-888-DESI-333



                      DESIGNS, INC. SPECIAL COMMITTEE
                          SENDS LETTER TO HOLTZMAN

 (Needham, MA, February 11, 1999) -- Designs, Inc. (NASDAQ:DESI) announced that the Special Committee of its Board of Directors today delivered a letter to dissident stockholder Seymour Holtzman addressing various statements contained in a press release issued by Mr. Holtzman on Tuesday which the Special Committee believes are grossly false and misleading. Designs announced on Monday that it had prevailed in Mr. Holtzman's solicitation of consents from the Company's stockholders to remove five of the six members of the Company's Board of Directors and replace them with his own nominees.

 A representative of the Special Committee stated, "We are extremely disappointed that Mr. Holtzman continues to engage in disruptive conduct and to mislead our stockholders, especially after our efforts to settle our differences with him. We had hoped that the termination of Holtzman's consent solicitation would allow us to turn our attention back to our principal task of finding a buyer for the Company. However, Mr. Holtzman's insinuations in his recent press release that he is considering another consent solicitation, even though our stockholders have clearly spoken on this issue, are quite disconcerting. This ongoing disruptive activity by Holtzman can only drain the Company of more and more resources and will only serve as a distraction from the process of selling the Company."

           A copy of the letter sent by the Special Committee to Mr. Holtzman follows.

                               *  *  *  *  *


                Special Committee of the Board of Directors
                               Designs, Inc.
                                66 B Street
                        Needham, Massachusetts 02494


                                        February 11, 1999


 BY FAX

 Seymour Holtzman
 Chairman, President and Chief Executive Officer
 Jewelcor Management, Inc.
 100 North Wilkes-Barre Blvd.

 Wilkes-Barre, Pennsylvania 18702


 Dear Mr. Holtzman:

           We are writing to express our outrage and disbelief at the utter nonsense contained in your press release on Tuesday. Despite the fact that late last week we at Designs, Inc. had every reason to believe that we were clearly prevailing in the consent solicitation initiated by you, we continued our attempts to work with you in good faith towards a settlement in which, among other things, we would have expanded our board of directors by two members and appointed two of your nominees to fill the new seats.
 An offer of this type is almost unheard of in the context of prevailing in a consent solicitation, but the offer was nonetheless extended because of Designs' genuine belief that ending our differences would facilitate the process of seeking a buyer for Designs. You have responded by threatening another consent solicitation while providing our stockholders and the general public with a grossly false and misleading characterization of our discussions last week.

           Your press release was riddled with inaccuracies. Your claim that you received support from holders of 43% of the outstanding shares is inaccurate and inflated. And your assertion that you have "continually initiated settlement discussions" with us is simply false. The truth is that Designs has continually pursued settlement talks with you, including sending you a term sheet which we were led to believe was acceptable to you. Likewise, your statement that we have insisted that the terms of any settlement agreement would prohibit you from commenting on any proposal to sell the company is just not true.

           Moreover, we reject your insinuation that we do not intend to sell the Company at the highest available price. We remain fully committed to that goal. Furthermore, your statement that we are unwilling to "stipulate that management would not receive preferential treatment in any sale transaction" is particularly outrageous since your attorneys have never even requested such a representation. And in any event, as far as we know, there is no plan on the part of any member of management to submit a bid for the company. But even if such a bid were made, the management bidder would be treated like any other bidder in the process.

           Your conduct on Tuesday was shameless and appalling. How can you expect us to trust you to engage in good faith negotiations with us? Or to refrain from continually misleading our stockholders in an effort to further your own interests? Your actions continue to serve no purpose other than to force us to expend additional time and resources in responding to and correcting your misleading public statements. You appear to have no real interest in reaching an agreement with us or in allowing us to tend to our principal task of selling the company at the highest attainable price.

                                        Sincerely,

                                        SPECIAL COMMITTEE OF THE
                                          BOARD OF DIRECTORS


                                        By:  /s/ Peter L. Thigpen
                                           --------------------------------
                                           Peter L. Thigpen


                               *  *  *  *  *

 Forward-looking information requires the Company to make certain estimates and assumptions regarding the Company's strategic direction and the effect of such plans on the Company's financial results. The Company's actual results and the implementation of its plans and operations may differ materially from forward-looking statements made by the Company. The Company encourages readers of forward-looking information concerning the Company to refer to its prior filings with the Securities and Exchange Commission that set forth certain risks and uncertainties that may have an impact on future results and direction of the Company.

 Designs, Inc. operates 113 outlet and specialty retail apparel stores in two retail formats. These stores are located in outlet parks and enclosed regional shopping malls throughout the eastern United States.

                               #  #  #  #  #

 Designs, Inc. ("Designs") and certain other persons named below may be deemed to be participants in the solicitation of consents (the "Solicitation") in opposition to the consent solicitation by Seymour H. Holtzman and certain companies controlled by him for the purpose of, among other things, removing five of the six current members of the Board of Directors of Designs and electing five new directors. The participants in this Solicitation may include the following directors of Designs: Stanley
 I. Berger, Joel H. Reichman, James G. Groninger, Bernard M. Manuel, Melvin
 I. Shapiro and Peter L. Thigpen; the following executive officers of
 Designs: Joel H. Reichman, Scott N. Semel and Carolyn R. Faulkner; and the following officer of Designs: Anthony E. Hubbard, the Company's Vice President and Deputy General Counsel (collectively, the "Designs Participants"). As of the date of this communication, Stanley I. Berger, Joel H. Reichman, Scott N. Semel, Carolyn R. Faulkner, James G. Groninger, Melvin I. Shapiro, Bernard M. Manuel, Peter L. Thigpen and Anthony E. Hubbard beneficially owned 1,199,003, 362,455, 280,537, 55,333, 57,383,
 58,783, 69,210, 36,083, and 11,100 shares of Designs common stock, respectively (including shares subject to stock options exercisable within 60 days).

 Designs has retained Shields & Company, Inc. (the "Financial Advisor") to act as its financial advisor in connection with the Solicitation for which it may receive substantial fees, as well as reimbursement of reasonable out-of-pocket expenses. In addition, Designs has agreed to indemnify the Financial Advisor and certain persons related to it against certain liabilities arising out of their engagement. The Financial Advisor is an investment banking and advisory firm that provides a range of financial services for institutional and individual clients. The Financial Advisor does not admit that it or any of its directors, officers or employees is a "participant" as defined in Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended, in the Solicitation, or that Schedule 14A requires the disclosure of certain information concerning the Financial Advisor. In connection with the Financial Advisor's role as financial advisor to Designs, the Financial Advisor and the following investment banking employees of the Financial Advisor may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are stockholders of Designs: Thomas J. Shields and Jeffrey C. Bloomberg. None of the Financial Advisor, Thomas J. Shields or Jeffrey C. Bloomberg beneficially own any of Designs' outstanding equity securities.